SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – December 15, 2006

TRIAD HOSPITALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14695	75-2816101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Tennyson Parkway Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(214) 473-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Change in Control Severance Agreements

On December 15, 2006, the Board of Directors of Triad Hospitals, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board, approved change in control severance agreements (the “CIC Agreements”) between the Company and each of Michael J. Parsons, Executive Vice President and Chief Operating Officer, Daniel J. Moen, Executive Vice President of Development, William L. Anderson, Division President, Nicholas J. Marzocco, Division President and W. Stephen Love, Senior Vice President and Chief Financial Officer (collectively, the “Covered Executives”), effective as of December 15, 2006. The CIC Agreements remain in effect until December 15, 2008 (or, if later, expiration of the severance period described in the CIC Agreements) and automatically renew for one-year periods unless notice is given by the prior September 15.

The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the one-year period following a Change in Control (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability or (B) by the Covered Executive, upon the happening of certain events including, among other things, (i) a material adverse change in the nature or scope of the Covered Executive’s responsibilities or duties, (ii) a reduction in the Covered Executive’s base or incentive pay, (iii) certain changes in the Covered Executive’s principal location of work or (iv) a change in business circumstances which materially hinders the executive’s performance of, or materially reduces, his responsibilities or duties.

Compensation and benefits payable under the CIC Agreements include a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of target incentive bonus and (v) three times the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three fiscal years prior to the fiscal year in which the Change in Control occurs and (B) the target incentive bonus for the fiscal year in which the Change in Control occurs. The Covered Executives shall also be entitled to continuation of medical benefits for three years following the date of termination and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program.

Amendment to Supplemental Executive Retirement Plan

On December 15, 2006, the Board of Directors of the Company, upon recommendation of the Compensation Committee of the Board, approved amendments to the Company’s Supplemental Executive Retirement Plan (the “SERP”). The SERP was amended primarily to be consistent with the CIC Agreements and to incorporate changes necessary to comply with Section 409A of the Code. The amendments are effective as of December 15, 2006 and include (i) excluding amounts received solely under the CIC Agreements or under similar employment agreement provisions from compensation for purposes of calculating SERP benefits, (ii) including the greater of actual incentive bonuses received and target incentive bonuses in compensation for purposes of calculating SERP benefits, (iii) providing for the lump sum payment of retirement benefits under the SERP, (iv) revising the definition of change in control and providing for immediate payment of benefits upon a change in control if permitted by Section 409A of the Code and payment only after the participant has terminated employment with the Company and attained the age of 55 if not permitted by Section 409A of the Code and (v) revising forfeiture after termination provisions to permit participants to provide services to competitors following a change in control without forfeiting their SERP benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Triad Hospitals, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD HOSPITALS, INC.

By:	/s/ Rebecca Hurley
Rebecca Hurley
Senior Vice President and General Counsel

Date: December 21, 2006